Exhibit 10.19

China Merchants Bank Co., Ltd.

Shanghai Branch

Credit Granting Agreement

Credit Granting Agreement

（It is applicable to the situation that the working capital loan does not need to sign another loan contract）

No.:121XY2019029438

Credit grantor: China Merchants Bank Co., Ltd., Shanghai Century Avenue Branch (hereinafter referred to as “Party A”)

Credit applicant: CLPS Incorporation (hereinafter referred to as “Party B”)

Upon application by Party B, Party A agrees to provide a line of credit (LOC) to Party B. Upon fully consultation, Party A and Party B have reached a consensus in respect of the following terms and conditions in accordance with the relevant laws and regulations, and hereby enter into this agreement.

1. Line of Credit

1.1 Party A shall grant Party B a LOC of RMB Twenty Million yuan (or equivalent amount of other currencies, which shall be translated with the exchange rate published by Party A on the date when the specific business occurs, the same below), including revolving LOC and/or one-time LOC.

If there is any outstanding balance of the specific business carried out under the credit agreement No. 5202180601 signed by Party A (or its subordinate organization) and Party B (fill in the text name of the agreement), it will be automatically included in this Agreement and directly occupy the credit line under this agreement

1.2 The credit term is 12 months, from December 16, 2019 to December 15, 2020. If Party B needs to use the credit line to handle the specific credit business, it shall apply to Party A for the use of the credit line within the period. Party A shall not accept the application for trial use of the credit line submitted by Party B beyond the expiration date of the credit period, unless otherwise specified in this agreement

1.3 The varieties of credit granting under the LOC includes but is not limited to credit for loan/order-related loan, trade financing, bill discounting, commercial bill acceptance, guaranteed discount for commercial acceptance bills, international/domestic letter of guarantee, customs duties and dues payment guarantee, corporate account overdraft, derivative transaction and gold leasing or the combination thereof.

“Trade financing” includes but is not limited to international/domestic letters of credit, import bill advance, delivery against bank guarantee, import bill advance under collection, packaged loans, export bill advance, export negotiation, export bill advance under collection, remittance financing for import/export, and credit insurance financing, factoring, bill analyzation and other business varieties.

1.4 The revolving LOC refers to the maximum amount of total principal balance of the credit for one or more business varieties mentioned in the preceding paragraph granted by Party A to Party B occurred during the credit period, which can be repeatedly used in a revolving manner.

The one-time LOC means that the cumulative amount of credit for the business varieties mentioned in the preceding paragraph granted by Party A to Party B occurred during the credit period shall not exceed the one-time LOC approved by Party A. Party B shall not use the one-time LOC in a revolving manner, and the amount of each credit granting applied by Party B under the LOC shall offset the amount of one-time LOC until the amount of LOC is fully offset by the accumulated amount of all the credit granting.

2. Arrangement of credit line

2.1 During the credit period, the credit business applied by the borrower and approved by loaner shall be automatically included in this Agreement and occupy the credit line under this arrangement.

2.2 If Party A handles the factoring business with Party B as the payer (debtor of the accounts receivable), the accounts receivable right transferred by Party A from a third party to Party B occupies the above credit line; if Party B applies to Party A for factoring business with Party B as the payee (creditor of accounts receivable), Party A’s own funds or other funds from other legal sources shall pay to Party B The payment is used to purchase the accounts receivable bonds held by Party B, and the purchase money (purchase money) occupies the above credit line

2.3Where Party A, according to the needs of its internal processes, entrusts other branches of China Merchants Bank to issue a subsidiary letter of credit to the beneficiary after issuing the master letter of credit, the bill advance and delivery against bank guarantee that occurs under such letter of credit shall offset the above-mentioned LOC.

When the import letter of credit is used, if the import bill advance is actually incurred later under the same letter of credit, the import letter of credit and import bill advance shall offset the same amount at different stages. That is, when the import bill advance occurs, the amount recovered after the letter of credit is paid, if re-used for import bill advance, shall be deemed to offset the same amount under the original import license.

3. Approval and Usage of Credit Line

3.1 The types of LOC under this Agreement (revolving LOC or one-time LOC), the applicable types of credit granting, the amount of LOC under each type of credit granting, the transferability of different types of credit granting, and the specific conditions for use, etc. are subject to the approval of Party A. If Party A makes adjustments to its original approval opinions according to the application of Party B during the credit period, the subsequent approval opinions issued by Party A constitute supplements and changes to the original approval opinions, and so on.

3.2 Party B must apply for using the LOC on a case-by-case basis and submit the materials requested by Party A. Party A shall examine and approve the application one by one. Party A has the right to comprehensively consider whether to approve based on its internal management requirements and Party B’s operation, and has the right to refuse Party B’s application unilaterally, without bearing any form of legal responsibility for Party B. In the event of any inconsistency between this paragraph and other terms, the agreement in this paragraph shall prevail.

When carrying out specific credit business with the approval of Party A, the specific business agreement (including but not limited to single agreement / application, framework agreement or specific business contract) signed by Party A and Party B for specific credit business constituting an integral part of the credit agreement. The specific amount, interest rate, term, purpose, cost and other business elements of each loan or other credit business shall be determined by the specific business agreement, the business voucher (including but not limited to the loan receipt) confirmed by Party A and the business records of Party A’s system

3.3 If Party B applies for working capital loan within the credit line, Party A and Party B do not need to sign the “loan contract” one by one. Party B’s application for loan is the main one, and the withdrawal application is submitted by Party A for approval one by one

3.4 Each loan or other credit within the credit line shall be used based on the business needs of Party B and the business management regulations of Party A. the maturity date of each specific business may be later than that of the credit period (unless otherwise required by Party A)

3.5 During the credit period, Party A has the right to evaluate Party B’s operation and financial performance on a regular basis every year, and adjust the credit line available to Party B based on the evaluation

4 Liquidity loan interest rate clause

4.1 The interest rate of any loan under this Agreement shall be determined by Party B in the corresponding withdrawal application and approved by Party A. if the withdrawal application is inconsistent with the loan receipt of the loan, the loan receipt shall prevail

Party A has the right to adjust the floating interest and / or basic point of working capital loan from time to time in combination with changes in national policies, changes in domestic credit market prices or changes in Party A’s own credit policies. Once Party A decides to adjust, it shall notify Party B in advance, and such adjustment shall take effect after Party A notifies Party B. the specific floating rate and / or basic point of the newly withdrawn loans by Party B, as well as the loans that have been withdrawn but not yet returned by Party B before the notice takes effect, shall be implemented according to the notice of Party A

In case of any conflict or inconsistency between this clause and any other agreement in this agreement, the agreement in this clause shall prevail

4.3 If Party B fails to use the loan in accordance with this agreement, the penalty interest will be charged by 100% on the basis of the original interest rate from the date of change of use. The original interest rate refers to the interest rate applicable before the loan is used for another purpose

If Party B fails to repay the loan on time, the expected interest (penalty interest) shall be charged for the outstanding part according to the standard of 50% (expected loan interest rate) based on the original interest rate from the date of overdue. The original interest rate refers to the interest rate applicable before the maturity date of the loan (including seven days in advance) (if it is a floating rate, it is the last floating period before the maturity date of the loan (including the early maturity date)

If the loan is overdue and not used in accordance with the contract, the interest shall be calculated according to the higher of the above provisions

4.4 During the loan period, if there is any regulation of the people’s Bank of China on adjusting the loan interest rate, the relevant provisions of the people’s Bank of China shall apply

4.5 If the maturity date of the loan is a holiday, the loan shall be automatically extended to the first working day after the holiday, and the interest shall be calculated according to the actual number of days of loan funds

4.6 Party B shall pay the interest on each and previous day. Party A may directly deduct the interest from any account of Party B in China Merchants Bank. If Party B fails to pay the interest on time, compound interest shall be calculated according to the overdue loan interest rate specified in this article

5. Guarantee Provisions

5.1 For all debts owed by Party B to Party A under this agreement, Party B or a third party recognized by Party A shall provide property mortgage guarantee or joint guarantee. Party B or the third party as guarantor shall issue or sign the guarantee text separately according to the requirements of Party A

5.2 If the guarantor fails to sign the guarantee contract and complete the guarantee procedures in accordance with the provisions of this clause (including the debtor of account receivable raises a defense before the receivable is pledged), Party A has the right to refuse to provide credit to Party B.

5.3 Under the circumstances that the guarantor provides the guarantee for any debt owed by Party B to Party A under this Agreement using real estate, Party B shall immediately notify Party A if it knows that the collateral has been or may be included in the government demolition and land expropriation plan, and press the guarantor to continue to provide guarantees for Party B’s debts in accordance with the guarantee contract using the compensation provided by the expropriator and complete the corresponding guarantee procedures in a timely manner, or provide other guarantee measures required and approved by Party A.

Under the circumstances stated in the preceding paragraph, if the guarantee needs to be reset or other guarantee measures are taken, the relevant expenses incurred shall be borne by the guarantor, with Party B being jointly and severally liable for the expenses. Party A has the right to deduct these fees directly from Party B’s account.

6. Rights and Obligations of Party B

6.1 Party B shall have right to:

6.1.1 Request Party A to provide loans or other credits within the LOC in accordance with the conditions specified in this Agreement;

6.1.2 Use the LOC as stipulated in this Agreement;

6.1.3 Request Party A to keep confidential the production, operation, property, account and other information provided by Party B, unless otherwise required by laws and regulations or otherwise required by the regulatory authority; and

6.1.4 Transfer the debt to a third party after obtaining the consent of Party A.

6.2 Party B shall bear the following obligations:

6.2.1 It shall truthfully provide documents and information required by Party A (including but not limited to providing its true financial books/statements and annual financial reports in the period required by Party A, major decisions and changes in production, operation and management, withdrawal/use of funds, information related to guarantee, etc.), and all the bank accounts, account numbers and balance of deposits and loans, as well as cooperate with Party A’s investigation, review and inspection.

6.2.2 It shall accept the supervision of Party A on its use of credit funds and related production operations and financial activities.

6.2.3 It shall use loans and/or other credits in accordance with the provision of this Agreement and the specific contract and/or promised purposes.

6.2.4 It shall repay the principal, interest and expenses of loans, advances and other debt under credit granting in full and on time in accordance with the provisions of this Agreement and each specific contract.

6.2.5 It shall obtain Party A’s written consent if transferring all or part of the debts under this Agreement to a third party.

6.2.6 Under the following circumstances, it shall immediately notify Party A and actively cooperate with Party A to implement the guarantee measures for the safe repayment of principal, interest and expenses of loans, advances and other debt under credit granting:

6.2.6.1 Occurrence of major financial losses, asset losses or other financial crisis;

6.2.6.2 Providing a loan or guarantee for a third party, or providing a collateral (pledge) guarantee with its own property (right);

6.2.6.3 Suspension of business, revocation or cancellation of business license, filing or being filed for bankruptcy, dissolution, etc;

6.2.6.4 The controlling shareholder and other related companies fall into a major operational or financial crisis, which affects their normal operation;

6.2.6.5 The amount of the related transaction with the controlling shareholder and other related companies exceeds 10% of the net assets of Party B;

6.2.6.6 Occurrence of any litigation, arbitration or criminal or administrative penalty that has a material adverse effect on its business or property status; and

6.2.6.7 Occurrence of other significant events that may affect its ability to pay its debts.

6.2.7 It shall not neglect to manage and exercise their mature creditor’s right, or dispose of existing primary property improperly or without consideration.

6.2.8 It shall obtain the written consent of Party A before carrying out major events such as merger (M&A), division, restructuring, joint venture (cooperation), transfer of property (share) rights, joint-stock reform, foreign investment, and increase of debt financing.

6.2.9 In case of pledge of accounts receivable, Party B shall guarantee that the credit balance at any time point during the credit period is less than 80% of the pledged balance of accounts receivable; otherwise, Party B must provide a new account receivable approved by Party A for pledge or deposit into the deposit deposit (the deposit account number shall be automatically generated or recorded by Party A’s system when the deposit of deposit is subject to the same below), until the balance of pledged accounts receivable Amount * 80% + effective margin > credit balance

6.2.10 If the balance of the deposit account is less than 95% of the corresponding business amount due to the fluctuation of exchange rate, Party B is obliged to add the corresponding amount of deposit or other guarantee according to the requirements of Party A

6.2.11 It shall ensure that the payment for goods under the import transaction are collected through the account designated by Party A; in the event of export negotiation, transfer the notes and/or documents under the letter of credit to Party A.

6.2.12 Party B shall ensure that the settlement, payment and other revenue and expenditure activities are mainly carried out in the British Airways settlement account opened with Party A. during the credit period, Party B’s settlement transaction share in the designated account shall not be less than Party B’s financing share in all banks in Party A’s financing amount

7. Rights and Obligations of Party A

7.1 Party A shall have:

7.1.1 Right to request Party B to repay the principal, interest and expenses of the loan, advance and other debt under the credit granting under this Agreement and the specific contract in full and on time;

7.1.2 Right to request Party B to provide information related to the use of the LOC;

7.1.3 Right to know the production and operation and financial activities of Party B;

7.1.4 Right to supervise Party B’s use of loans and/or other credits for the purposes specified in this Agreement and each specific contract; directly suspend or limit the corporate online banking function of Party B’s account when the business needs it (including but not limited to closing the online banking, presetting the list of payment targets/single payment limit/phased payment limit, etc.), restrict the sale of settlement documents, or restrict telephone banking, mobile banking and other non-counter payment and universal cash withdrawing functions of Party B’s account;

7.1.5 Right to entrust other agencies of China Merchants Bank located at the place where the beneficiary is located to issue subsidiary letter of credit to the beneficiary, according to the needs of its internal processes, after accepting Party B’s application for the opening of letter of credit;

7.1.6 Right to deduct directly from the account opened by Party B at any branch of China Merchants Bank to repay the debts owed by Party B under this Agreement and each specific contract (when the debt under the credit granting is not in RMB, it has the right to deduct directly from the RMB account of Party B and purchase foreign exchange at the exchange rate published by Party A to repay the principal, interest and expenses under the credit granting);

7.1.7 Right to transfer its creditor’s rights owed by Party B and notify Party B of the transfer and collect the debt in such manner as it deems appropriate, including but not limited to by fax, posts, personal delivery, and announcement in public media;

7.1.8 Right to supervise the account of Party B and entrust other agencies of China Merchants Bank other than Party A to supervise Party B’s account, and control the payment of loan funds according to the loan purpose and payment scope agreed by both parties; and

7.1.9 Party A finds that Party B has any of the circumstances stipulated in article 6.2.6 of this agreement, Party A has the right to require Party B to implement the guarantee measures for the safe repayment of the principal and interest of the credit debt and all related expenses under this agreement according to the requirements of Party A, and also has the right to directly take one or more relief measures for breach of contract stipulated in the “event of default and handling” clause of this agreement;

7.1.10 Other rights set out in this Agreement.

7.2 Party A shall bear the following obligations:

7.2.1 It shall grant loans or other credits to Party B within the LOC in accordance with the conditions stipulated in this Agreement and each specific contract; and

7.2.2 It shall keep confidential the information of assets, finance, production and operation of Party B, except as otherwise provided by laws and regulations or otherwise required by the regulatory authority.

8. Party B specifically undertakes:

8.1 That it is a legal person duly incorporated and validly existing under the laws of PRC and have full civil capacity to sign and perform this Agreement, and its registration and annual report publicity procedures are true, legal and valid;

8.2 That it has been fully authorized by the Board of Directors or any other authorized body to sign and fulfill this Agreement;

8.3 That the documents, information, and vouchers provided by it regarding Party B, the guarantor, the mortgagor (pledgor), and the collateral (pledged property) are true, accurate, complete, and valid, without any significant errors that are inconsistent with the facts or omissions of any significant facts;

8.4 To strictly abide by covenants set out in the specific business agreements and various letters and related documents issued to Party A;

8.5 That at the time of signing this Agreement, there was no litigation, arbitration or criminal or administrative punishment that may have significant adverse consequences for Party B or Party B’s major property, and such litigation, arbitration or criminal or administrative penalties will not occur during the execution of this Agreement; in the event of occurrence, Party B shall immediately notify Party A;

8.6 To strictly abide by the national laws and regulations in business activities, carry out various business in strict accordance with the business scope stipulated by the business license of Party B or approved according to law, and go through the formalities for registration, annual inspection, and the extension of term of business operation, etc. on time;

8.7 To maintain or enhance the management level, ensure the value preservation and appreciation of existing assets, and not to waive any mature claims or dispose of existing major assets improperly or without consideration;

8.8 That without the permission of Party A, it shall not pay off other long-term debts in advance,

8.9 The loan projects applied for under the credit line comply with the requirements of laws and regulations. The loan shall not be used for investment in fixed assets, equity, etc., or for speculation in securities, futures and real estate in violation of regulations; it shall not be used for mutual borrowing to obtain illegal income; it shall not be used for the fields and purposes prohibited by the state for production and operation; and shall not be used for other purposes other than those specified in this Agreement and each specific business agreement

If the loan fund is paid by the borrower independently, Party B shall regularly (at least monthly) report the payment of loan fund to Party A. Party A has the right to determine whether the loan payment conforms to the agreed purpose through account analysis, certificate inspection and on-site investigation

8.10 When signing and performing this agreement, Party B does not have any other major events that affect the performance of Party B’s obligations under this agreement

9. Special provisions on working capital loans

9.1 Withdrawals and payment

Party B’s use of working capital loan under this agreement includes independent payment and entrusted payment

9.1.1 independent payment

Independent payment means that Party A, according to Party B’s withdrawal application, releases the loan funds to Party B’s account, and Party B pays the loan funds to the counterparties that meet the purpose of the agreement

9.1.2 Entrusted payment

Entrusted payment means that Party A, according to Party B’s withdrawal application and payment entrustment, pays the loan funds through Party B’s account to Party B’s counterparties who meet the purpose agreed in the agreement. Party B shall authorize Party A to pay Party B’s counterparties through Party B’s account on the day of loan granting (or the next working day after the loan is made) for the loan funds by entrusted payment method

9.1.3 Under the following circumstances, Party B shall unconditionally adopt the mode of entrusted payment

9.1.3.1 Party B’s single withdrawal exceeds RMB 10 million (including or equivalent foreign currency)

9.1.3.2 Party A requires Party B to adopt the method of entrusted payment according to regulatory requirements or risk control needs

9.1.4 If the entrusted payment is adopted, the external payment after the loan is issued shall be subject to the approval of Party A. Party B shall not evade Party A’s supervision by means of online banking, reverse drawing of cheques and breaking up the whole into parts

9.2 When drawing money, Party B shall submit the withdrawal application (with Party B’s official seal or Party B’s reserved seal in Party A) as required by Party A, loan receipt and materials required by Party B according to different requirements of independent payment and entrusted payment. Otherwise, Party A has the right to refuse Party B’s withdrawal application. If the payment information provided by Party B is inaccurate and incomplete, resulting in delay or failure of fund payment, Party A shall not be liable for the breach of contract or other losses caused by Party B to its counterparties

9.3 Loan development

If Party B fails to repay the loan under this Agreement on schedule and needs to extend the loan, it shall submit a written application to party a one month before the maturity of the relevant loan; if Party A agrees to extend the loan after examination, Party A and Party B shall sign an extension agreement separately. If Party A does not agree to the extension, the loan occupied by Party B and the interest payable shall still be paid in accordance with the provisions of this Agreement and the corresponding loan receipt

10. Event of Default and the Settlement

10.1 It shall be deemed an event of default if:

10.1.1 Party B fails to perform or breaches the obligations set out in this Agreement;

10.1.2 The information in the representations or undertakings made by Party B under this Agreement is untrue or incomplete, or Party B breaches the requirement and does not make correction as required by Party A;

10.1.3 It fails to withdraw and draw the loan as agreed in this agreement, or fails to repay the principal and interest or expenses of the loan in full and on time according to the provisions of this agreement, or fails to use the funds to recover the account funds as required by Party A, or fails to accept the supervision of Party A, and fails to rectify immediately as required by Party A

10.1.4 Party B has major breach of contract under the legal and effective contract signed with other creditors, and has not been satisfactorily resolved within three months from the date of breach.

The above-mentioned major breach refers to the fact that Party B’s breach of contract in the creditor’s right to claim more than RMB 10000 from Party B

10.1.5 Party B encounters significant obstacles in listing its shares on the New Third Board or suspends its listing application; Party B is subject to warning letter, ordered corrections, restrictions on securities account trading and other self-regulatory measures for more than three times or subject to disciplinary punishment, termination of listing, etc; or

10.1.6When Party B is the supplier of the government procurement unit, the government procurement unit has risk information that is not conducive to Party A’s credit repayment, such as continuous or cumulative three-phase delay in payment, or Party B’s supply qualification is cancelled (entering the blacklist of government procurement), untimely supply, unstable product quality, operational difficulties, obvious deterioration of financial situation (insolvency), project shutdown, etc ;

10.1.7 Party B’s financial indicators fail to continuously meet the requirements of this Agreement / specific business agreement; or any prerequisite (if any) for Party A to provide credit / financing to Party B as agreed in this Agreement / specific business agreement has not been continuously met;

10.1.8 Party B uses the loan in the way of “breaking up the whole into parts” to avoid the external payment of loan funds entrusted by Party B to Party A in accordance with the requirements of this Agreement;

10.1.9 other circumstances that Party A considers to damage the legitimate rights and interests of Party A occur.

10.2 If one of the following circumstances occurs to the guarantor, Party A believes that it may affect the guarantor’s guarantee capacity, and requires the guarantor to eliminate the adverse effects caused by it, or requires Party B to increase or replace the guarantee, but the guarantor and Party B fail to cooperate, it shall be deemed an event of default:

10.2.1 A circumstance similar to those described in Clause 6.2.6 of this Agreement occurs, or the consent of Party A is not obtained when the circumstances described in Clause 6.2.8 occur;

10.2.2 When the irrevocable letter of guarantee is issued, the actual guarantee capacity is concealed, or the authorization of relevant authority is not obtained;

10.2.3 Failure to go through formalities for the annual inspection registration and the extension of term of business operation; or

10.2.4 Neglect to manage and exercise their mature creditor’s right, or disposal of existing primary property improperly or without consideration.

10.3 If one of the following circumstances occurs to the mortgagor (or pledgor), Party A believes that it may result in the invalidity of the mortgage (or pledge) or the shortfall in the value of collateral (pledged property), and requires the mortgagor (or pledgor) to eliminate the adverse effects caused by it, or requires Party B to increase or replace the mortgage (or pledge), but the mortgagor (or pledgor) and Party B fail to cooperate, it shall be deemed an event of default:

10.3.1 The mortgagor (or pledgor) does not own or has no right to dispose of the collateral (or pledged property), or there is dispute over the ownership;

10.3.2 The collateral (or pledged property) has been rented, seized, detained, supervised, or is subject to legal right of priority (including but not limited to priority of construction project), and / or such circumstances are concealed;

10.3.3 The mortgagor transfers, leases, re-collateralizes the collateral or dispose of it in any other improper manner without the written consent of Party A, or although the disposal of the collateral is consented to by Party A, the proceeds from the disposal are not used to repay the debt owed by Party B to Party A as required by Party A;

10.3.4 The mortgagor does not properly keep, maintain and repair the collateral, and thus the value of the collateral is obviously impaired; or the mortgagor’s acts directly jeopardize the collateral, resulting in a decrease in the value of the collateral; or the mortgagor does not affect insurance for the collateral during the mortgage period according to Party A’s requirements;

10.3.5 The collateral has been or may be included in the scope of government demolition and expropriation, and the mortgagor fails to immediately inform Party A and fulfill the relevant obligations as stipulated in the mortgage contract; or

10.3.6 Where the mortgagor uses its real estate mortgaged to China Merchants Bank to provide the residual value mortgage for the business under this Agreement, the mortgagor settles the personal mortgage loan in advance without the consent of Party A before Party B pays off the debt under this Agreement.

10.3.7 if the pledger has pledged the financial products, the source of the funds of the financial products is illegal / compliant;

10.3.8 other matters that may affect the value of the mortgaged property or Party A’s mortgage (pledge) right occur or may occur

10.4 When the guarantee under this Agreement includes the pledge of accounts receivable, if the debtor of the accounts receivable obviously deteriorates in operation, transfers property/withdraws funds to avoid debts, colludes with the pledgor to change path for the payment of receivables, causing that the collected funds are not transferred to the account designated for receivable collection, loses business reputation, loses or may lose the ability to perform contract, or other significant events affecting the debtor’s solvency occurs, Party A has the right to request Party B to provide corresponding guarantee or provide new valid receivables for pledge; if Party B fails to provide, it shall be deemed an event of default.

10.5 In the event of any of the above default, Party A shall have the right to adopt the following measures, separately or simultaneously:

10.5.1 Reducing the LOC under this agreement, or stop the use of remaining LOC balance;

10.5.2 Recovering in advance the principal, interest and related expenses of loans issued within the LOC;

10.5.3 For bills that have been accepted by Party A during the credit period, or letter of credit (including subsidiary letter of credit issued by branches entrusted by Party A), letter of guarantee, and letter of delivery against bank guarantee, etc. that have been issued by Party A , Party A may request Party B to increase the amount of the security deposit (regardless of whether Party A has made advance payment), or transfer the funds in other accounts opened by Party B at Party A into its security deposit account as a security deposit for the settlement of Party A’s advances under this Agreement, or hand over the corresponding funds to a third party as a security deposit for Party A’s advance payment for Party B;

10.5.4 For the unpaid accounts receivable transferred from Party B to Party A under factoring, Party A has the right to request Party B to immediately fulfill repurchase obligations and take other recovery measures in accordance with the specific business agreements; for the accounts receivable transferred from Party B to Party A under factoring, Party A has the right to seek recourse from Party B.

10.5.5 Party A may directly request Party B to provide other property accepted by Party A as a new guarantee, and if Party B fails to provide new guarantee as required, a penalty shall be levied against it at a rate of 30 % of the LOC amount under this Agreement.

10.5.6 Directly freezing/deducting deposits from any settlement account and/or other accounts opened by Party B at China Merchants Bank; and

10.5.7 submit Party B’s breach of contract and breach of credit information to credit reference agencies and banking associations, and have the right to share such information among banking institutions and even to the public through appropriate means;

10.5.8 dispose of the collateral and / or recover from the guarantor in accordance with the provisions of the guarantee text;

10.5.9 for the working capital loan under the credit line, change the entrusted payment conditions of the loan fund and cancel Party B’s use of the loan in the way of “independent payment”;

10.5.10 recourse shall be made according to the agreement.

10.6 For the funds obtained by Party A through seeking recourse, the repayment sequence shall be from the earliest to latest according to the actual maturity date of each credit. For each credit, the repayment sequence shall be from expenses, penalty, compounded interest, penalty interest, interest, to the principal of credit, until all the principal, interests and related expenses are paid off.

Party A has the right to unilaterally adjust the above repayment sequence, unless otherwise required by laws and regulations.

11. Change and Rescission of Contract

This Agreement may be changed and rescinded upon negotiation and conclusion of a written agreement by the Parties hereto. This Agreement shall still be valid before the conclusion of the written agreement. Any Party shall not change, amend or rescind this Agreement unilaterally.

12. Miscellaneous

12.1 During the term of this Agreement, any tolerance, grace period granted by Party A for Party B’s breach of contract or delay of performance, or any delay of Party A in performing any rights or interests under this Contract shall not damage, affect, or limit any rights and interests of Party A as a creditor vested by relevant laws and this Agreement, and shall neither be deemed as Party A’s consent or approval to any breach of this Agreement by Party B, nor be deemed as Party A’s waiver of right to take action against any existing or future default.

12.2 In the event that this Agreement or any part thereof becomes null and void for any reason, Party B shall still be liable for repaying all the debt owed to Party A under this Agreement. Under the above-mentioned circumstances, Party A shall have the right to terminate this Agreement and promptly claim for the repayment of all the debt owed by Party B under this Agreement. In the event that any change in the applicable laws and policy requirements causes the increase of costs for Party A to perform the obligations under the Agreement, Party B shall compensate Party A for the new costs as required by Party A.

12.3 Notices, requests or other documents related to this Agreement between Party A and Party B shall be sent in writing (including but not limited to by letters, faxes, e-mails, Party A’s online banking, SMS or WeChat).

12.3.1 For the delivery by hand (including but not limited to delivery by lawyer/notary, express, etc.), the instrument shall be deemed to have been served when the addressee signs the receipt (in the event of rejection by the addressee, it shall be deemed to have been served on the date of rejection/return or the 7th day after mailing ( whichever is earlier)); for the delivery by mail, the instrument shall be deemed to have been served at the 7th day after mailing; for the delivery by fax, email, Party A’s online banking notice, SMS, WeChat or other electronic means, the instrument shall be deemed to have been served at the date when the sender’s corresponding system displays that the transmission is successful.

For the notice to Party B regarding the transfer of the creditor’s right or dunning published by Party A on mass media, it shall be deemed to have been served on the date of publishing.

Any Party that changes the contact address, email address, fax number, mobile number or WeChat account number shall notify the other party of the change within five working days from the date of the change, otherwise the other party shall have the right to deliver the instrument according to the original contact address or information If the instrument is not successfully delivered due to the change of contact address, the date of return or the 7th day after delivery (whichever is earlier) shall be deemed to be the date of service. The party making the change is responsible for the losses that may arise therefrom, and the legal effect of delivery shall not be affected.

12.3.2 The above-mentioned contact address, email address, fax number, mobile number, and WeChat account number are also used as their respective address for service of notary instruments and judicial instruments (including but not limited to bill of complaint/arbitration applications, evidence, subpoenas, notice of responding to action, notice to produce evidence, notice of court session, notice of hearing, judgment/arbitration award, verdict, conciliation statement, notice for performance within a time limit and other instruments in the hearing and execution stages). The instruments shall be deemed to be served effectively if the court or notary office accepting the case delivers them in writing to such address in accordance with this Agreement (the specific criteria for service shall be implemented by reference to the provisions of paragraphs 12.3.1).

12.4 The parties hereto agree that for each business application under the trade financing, Party B shall affix the seal according to the Letter of Authorization for Reserved Specimen Seal provided by Party B to Party A, and both parties shall recognize the validity of such seal.

12.5 Both parties agree that: if Party B submits various applications or business vouchers for credit business through Party A’s online enterprise banking system, the electronic signature generated in the form of digital certificate shall be deemed as Party B’s valid signature and seal, representing Party B’s true intention. Party A has the right to fill in relevant business vouchers according to the application information sent on the Internet, and Party B recognizes its authenticity, accuracy and legality, and accepts its authenticity, accuracy and legality constraint.

12.6 In order to facilitate business handling, Party A’s operations (including but not limited to application acceptance, data review, loan granting, transaction confirmation, deduction, inquiry, receipt printing, collection, deduction, etc.) involved in the transaction can be processed and generated, issued or issued by any business outlet within the jurisdiction of Party A. the business operation and correspondence of the branch under the jurisdiction of Party A shall be deemed as Party A Party A’s actions shall be binding on Party B

12.7 The annex under this Agreement constitutes an integral part of this Agreement and is automatically applicable to the corresponding specific business actually occurred between the two parties

12.8 This agreement involves notarization (except compulsory notarization) or other matters entrusted to a third party to provide services, and the relevant expenses shall be borne by the client. If both parties jointly act as principals, each party shall bear 50%.

In the event that Party B fails to repay the debts owed to Party A under this Agreement on time, all expenses incurred by Party A to realize the creditor’s rights, such as lawyer’s fees, litigation costs, travel expenses, announcement fees, delivery fees, etc., shall be borne by Party B in full, and Party B shall authorize Party A to deduct directly from Party B’s bank account in Party A. In case of any shortage, Party B shall guarantee to repay the amount after receiving the notice from Party A without any proof from Party A.

12.9 Party B shall, according to the requirements of Party A (choose “✔” in the 囗) ：

☐ To insure its core assets and appoint Party A as the first beneficiary；

☐ Party A shall not sell or mortgage the 21 assets designated by Party A before the credit debts are settled；

☐ Before the credit debt is settled; the following restrictions shall be made on the dividends of its shareholders according to the requirements of Party A：

12.10 Party B shall ensure that the financial indicators of Party B during the credit period shall not be lower than the following requirements

12.11 At the same time, Party B agrees to be bound by the group credit business cooperation agreement (including the adjustment and supplement made by the signing party from time to time) signed by the first party of China Merchants Bank Co., Ltd. and Party B’s parent company / head office / holding company (fill in the enterprise name), agree to be bound by the agreement, and agree to be a subordinate unit of the group under the agreement Obligations set by the subordinate units of the group. In case of any violation, Party B shall be deemed to have breached the contract, and Party A shall have the right to take various remedial measures for breach of contract stipulated in this agreement.

12.12other provisions: Party A has the right to adjust the benchmark interest rate or interest rate pricing method of the loan / other credit extension under this agreement in combination with the market situation or its own credit policy. Such adjustment shall take effect after Party A notifies Party B (the notice method is to announce at Party A’s website or official website, or send a notice to Party B’s reserved contact address / method in this Agreement); if Party B does not accept the adjustment, it can repay in advance, otherwise it shall be deemed that the adjustment shall be carried out according to the adjusted interest rate recorded in the notice.

13. Account information

☐ 13.1 Special loan account（If applicable, please mark✔in “☐”）

All loans and payments under this agreement must be made through the following account：

Account Name:       CLPS

Account No.: 121908367810901

Bank of deposit: Century avenue Sub-branch of Bank of China Merchants

☐ 13.2 Fund withdrawal account

13.2.1 Party A and Party B agree to appoint the following account as Party B’s fund withdrawal account

Account Name:      CLPS

Account No.: 121908367810901

Bank of deposit: Century avenue Sub-branch of Bank of China Merchants

13.2.2 the account monitoring requirements are as follows

Party A has the right to recover the loan in advance according to the withdrawal of Party B’s funds, that is, when the account has funds withdrawn, the loan corresponding to the amount of the recovered funds can be regarded as early maturity, and Party A has the right to directly deduct money from the account to repay this part of the loan.

13.3 Party B shall provide the capital in and out of the above account on a quarterly basis, and cooperate with Party A in monitoring the relevant accounts and withdrawal funds.

14. Applicable law and dispute resolution

14.1The conclusion, interpretation and dispute settlement of this Agreement shall be governed by the laws of the people’s Republic of China (excluding the laws of Hong Kong, Macao and Taiwan), and the rights and interests of Party A and Party B shall be protected by the laws of the people’s Republic of China.

14.2 any dispute arising from the performance of this Agreement shall be settled by both parties through negotiation. If the negotiation fails, either party may (choose one of the three, put an “inch” in the ☐): file a lawsuit to the people’s court with jurisdiction in the place where Party A is located)

☐ 14.2.1 Bring a lawsuit to the people’s court with jurisdiction in the place where Party A is located

☐ 14.2.2 bring a lawsuit to the people’s court with jurisdiction in the place where the agreement is signed, and the place where the agreement is signed is Century avenue Sub-branch of Bank of China Merchants

☐ 14.2.3 Apply to (fill in the name of specific arbitration institution) for arbitration, and the place of arbitration is

14.3 after this Agreement and each specific business agreement have been notarized by both parties, Party A may directly apply to the people’s court with jurisdiction for compulsory enforcement in order to recover the debts owed by Party B under this Agreement and each specific business agreement.

15. Effectiveness of Agreement

This Agreement shall become effective after being signed (or sealed) by the legal representatives/person in charge or the authorized signatories of both parties and being affixed with the company seal/special seal for contract of both parties, and shall automatically terminate upon expiration of the credit period or full repayment of the debt and other related fees under this Agreement owed by Party B to Party A (whichever comes later)

15. Supplementary Provisions

This Agreement shall be made in copies, with Party A, Party B, and each holding one copy, which have the same legal effect.

Annex I: Special Provisions regarding cross border trade financing business

Annex II: Special Provisions regarding Buyer / Import Factoring

Annex III: Special Provisions regarding Order-related Loan

Annex IV: Special Provisions regarding Guaranteed Discount for Commercial Acceptance Bills

Annex V: Special Provisions regarding Derivative Transactions

Annex VI: Special Provisions regarding Gold Leasing

Annex I Special Provisions regarding cross border trade financing business

1. Cross border linkage trade financing business refers to the cross-border trade financing business provided by Party A and overseas institutions of China Merchants Bank (hereinafter referred to as “linkage platform”) that Party B applies to Party A for handling based on the real cross-border trade background with overseas companies.

2. The specific types of cross-border linkage trade financing business include back-to-back L / C, entrusted L / C, entrusted overseas financing, bill guarantee, overseas credit of letter of guarantee and cross-border trade financing through train. The specific meaning and business rules of various business types shall be stipulated by specific business agreement.

3. Under the back-to-back letter of credit, the parent letter of credit applied by Party B to Party A directly occupies the credit line under this agreement. Under such parent letter of credit, Party A’s bills or advances (whether during the credit period or not) and the corresponding interest and expenses constitute the financing debt of Party B to Party A and are included in the scope of credit guarantee.

Under the entrustment of L / C / overseas financing, Party A entrusts the linkage platform to accept the letter of credit applied by overseas companies / the trade financing provided by Party B occupies the credit line under this agreement. If Party A issues import collection and pledge remittance or provides advance money to Party B for external payment under import collection, such pledged remittance or advance payment (whether within the credit period or not) and relevant interest and expenses directly constitute the financing debt of Party B to Party A and be included in the scope of credit guarantee.

Under the bill guarantee, Party A directly occupies its credit line under this agreement according to the application of Party B, and guarantees the acceptance bill of Party B. If Party B fails to pay the bill in full and on time, Party A has the right to make advance payment directly on the guaranteed bill, and such advance (whether occurred during the credit period or not) and relevant interest and expenses shall be included in the scope of credit guarantee.

Under the overseas credit business of letter of guarantee, the letter of guarantee / standby letter of credit issued by Party A according to Party B’s application directly occupies the credit line under this agreement. After the overseas company transfers the collection rights (non claim rights) under the letter of guarantee to the linkage platform, when the linkage platform claims to Party A according to the letter of guarantee / standby letter of credit, the advances made by Party A (whether during the credit period or not) and the relevant interest and expenses directly constitute the financing debt of Party B to Party A and are included in the scope of credit guarantee.

Under the cross-border trade financing through train, after Party A approves its trade financing according to Party B’s application, the trade financing directly provided to Party B by the linkage platform occupies the credit line under this agreement. If Party B fails to repay the trade financing funds of the linkage platform in full and on schedule, Party A has the right to repay it by way of documentary or advance payment. The relevant documentary or advance payment (whether occurred in the credit period or not) and the relevant interest and expenses directly constitute the financing debt of Party B to Party A and be included in the scope of credit guarantee.

Annex II: Special Provisions regarding Buyer / Import Factoring

1. Definition

1.1 The buyer/import factoring means that Party A, as the buyer/import factor, provides approved payment, accounts receivable dunning and management and other comprehensive factoring services for seller/export factor after the seller/export factor transfers to it the accounts receivable (under a business contract) of which Party B is the debtor.

Under the buyer/import factoring, if the buyer’s credit risk occurs, Party A shall be liable to seller/export factor for approved payment; if a dispute arises during the performance of the business contract, Party A shall have the right to re-transfer to the seller/export factor the accounts receivable transferred to it.

1.2 The seller/export factor is the party that signs a factoring agreement with the supplier/service provider (creditor of an account receivable) under the business contract and to which the account receivable held by the creditor thereof is transferred. Party A may act both as a buyer/import factor and as a seller/export factor.

1.3 The dispute refers to the defense, counter claim, offset or other similar acts filed by Party B in respect of the accounts receivable transferred to Party A due to any dispute related to the goods, services, invoices or any other commercial contracts related matters between the creditor of the accounts receivable and Party B, and the acts of a third-party to make a claim on or apply for the freezing of the accounts receivable under this Agreement. If the accounts receivable transferred to Party A cannot be recovered in full or in part due to non-buyer’s credit risk, it shall be deemed to be a dispute.

1.4 Business contract: refers to the transaction contract signed between Party B and the creditors of the accounts receivable for the purpose of commodity trading and/or service trading, with sale on credit as the settlement method.

1.5 Approved payment / guaranteed payment means that after the occurrence of buyer’s credit risk, Party A shall pay the corresponding amount of the account receivable to the seller/export factor within a certain period after the account receivable is mature.

2. Upon Party B’s application, Party A agrees to handle the Buyer / import factoring business within the credit line, and the accounts receivable transferred from the seller / export factor shall be deducted / occupied according to the amount of the credit line under the credit agreement.

The amount paid by Party A as the Buyer / import factor to fulfill the responsibility of approved payment / guaranteed payment and related expenses shall be deemed as the credit granted by Party A to Party B under the credit agreement, and shall be included in the scope of credit guarantee provided by Party B. Party A has the right to claim the approved payment / guaranteed payment from Party B by taking various measures agreed in the credit agreement. As long as Party A has transferred the accounts receivable during the credit period, even if Party A performs the approved payment responsibility beyond the credit period, party a still has the right to claim against Party B according to the credit agreement and the business contract.

3. Commission fees of buyer/import factoring

Commission fees of factoring: mean the business management fee that should be charged by Party A for the buyer/import factoring services, which shall be charged by Party A from Party B according to a certain percentage of the amount of accounts receivable at the time of transfer, with the specific rate being reasonably determined by Party A in accordance with its business rules.

4. Party B shall waive the right to raise an objection based on disputes arising during the performance of the business contract. In view of this, regardless of whether there are other agreements, if Party B fails to make payment in accordance with the provision of the business contract, it shall be deemed as the occurrence of the buyer’s credit risk; Party A will make the approved payment, and Party B will raise no objection.

Annex III: Special Provisions regarding Order-related Loan

1. The order-related loan means the loan lent by Party A to Party B based on the business contract (or engineering contract) signed between Party B and its downstream customers, used for the performance of the business contract (or the engineering contract) for the business unit, with the proceeds from the business contract (or engineering contract) being the first source for the repayment of the loan.

2. Party B shall open a special account at Party A for the collection of proceeds under the business contract (or engineering contract). All sales under the business contract (or engineering contract) based on which the order-related loan is applied must be directly paid to the special account; without the approval of Party A, the funds may not be used and the special account may not be changed. Party B shall notify the payer that the account is the only account for the payment of sales proceeds. Party A has the right to deduct the funds from the special account for the repayment of the principal and interest, penalty interest and other related expenses of the order-related loan.

3. Under any of the following circumstances, Party A may immediately stop the use of remaining LOC balance under the Credit Granting Agreement, and take remedy measures in accordance with the Credit Granting Agreement:

3.1 The downstream customers of Party B have delayed in payment for three consecutive periods, and Party A has reasonably judged that their financial status has deteriorated, which is not conducive to protecting Party A’s creditor’s rights; and

3.2 Party B’s supplier qualification is canceled by its downstream customers, Party B’s supply to the downstream customers is not timely, the product quality is unstable, Party B fails to make progress in construction as scheduled in the engineering contract, which is not recognized by the downstream customers, the industry practice qualification of Party B has been lowered, which results in its failure to meet the requirements of downstream customers, Party A has reasonably judged that Party B is difficult to operate and its financial status deteriorates, the funds collected from downstream customers is less than the monthly total repayment amount of financing contracts under the credit granting for three consecutive months, or the downstream customers fail to pay the installments as agreed in the engineering contract for two consecutive period.

Annex IV: Special Provisions regarding Guaranteed Discount for Commercial Acceptance Bills

1. Commercial acceptance bill security business refers to the business that Party A gives discount or allows the holder to discount the commercial acceptance bill accepted, endorsed or undertaken by Party B (including bill guarantee and guarantee provided by Party B for bill debtor in addition to the bill, the same below) or allows the holder to discount any branch of China Merchants Bank (hereinafter referred to as “other discount accepting banks”). The holder (hereinafter referred to as “discount applicant”) may apply for discount to Party A or other discount acceptance bank with the commercial acceptance bill, and such discount business will occupy the credit line under this agreement.

In view of the fact that Party A provides Party B with the commercial acceptance bill security service is the precondition for other discount accepting banks to accept the bill holder’s application for discount, other discount acceptance banks have the right to transfer the discounted bill to Party A, and Party A has the obligation to accept the transfer. Party B has no objection to this.

2. The commercial acceptance bill mentioned in this article includes both paper commercial acceptance bill and electronic commercial acceptance bill (hereinafter referred to as electronic commercial bill); the mode of interest payment includes the buyer’s interest payment, the seller’s interest payment, the other party’s interest payment and agreement interest payment.

3. Party B shall open a deposit account for commercial acceptance bills with Party A (the account number shall be subject to the system generated or recorded by Party A when the deposit is made), and before acceptance of each bill, Party B shall deposit a certain amount of funds into the deposit account according to the proportion required by Party a, as the payment deposit of commercial acceptance bill discounted by Party A or transferred from other discount acceptance banks.

If Party B is the acceptor of the commercial acceptance bill, Party B shall deposit the full amount of the payable bill to the deposit account opened by Party A before the maturity of each commercial acceptance bill, so as to pay the bill when it is due.

4. During the credit period, the discount applicant may directly apply to Party A for discount with the commercial acceptance bill accepted, endorsed or guaranteed by Party B, or apply for discount from other discount accepting banks. Party A or other discount accepting banks have the right to examine the qualification of discount applicants, request Party B to review and confirm, and decide whether to apply for discount at their own discretion.

Ther discount accepting banks shall have the right to endorse and transfer the discounted commercial acceptance bill to Party A in accordance with relevant regulations of China Merchants Bank. After Party A processes the discount or accepts the commercial acceptance bill from other discount acceptance banks, Party B shall unconditionally and timely pay the bill payable to party a when Party B holds the bill for payment.

5. The opening, acceptance, endorsement, discount and other bill behaviors of each e-commerce bill shall be subject to the business information stored in the electronic bill system of Shanghai bill exchange, or the business records of customer statements filled or printed accordingly. The information retained in the electronic bill system of Shanghai ticketing exchange and the business records generated therefrom are integral parts of this annex and have the same legal effect as this Annex. Party B recognizes its accuracy, authenticity and legality.

6. Any dispute arising from the basic contract of commercial acceptance bill guaranteed by Party A shall be settled by Party B and the parties concerned by themselves, and Party B shall not be exempted from the obligation of timely and full deposit of deposit and draft money in accordance with Article 3.

7. If Party A has discounted the commercial acceptance bills accepted, endorsed or guaranteed by Party B, or has transferred such commercial acceptance bills from other discount acceptance banks, if the bill payer or Party B fails to pay the bill in full before the due date of the commercial acceptance bill, Party A has the right to directly take recourse against Party B, including but not limited to any account opened by Party B in China Merchants Bank Account deduction for payment. For the amount advanced by Party A due to Party B’s insufficient delivery and insufficient account balance, Party A shall collect the penalty interest from Party B at the rate of 0.05% of the advance amount per day in accordance with the relevant provisions of the payment and settlement measures.

Annex V: Special Provisions regarding Derivative Transactions

1. A derivative transaction for which Party A accepts the application of Party B may offset the LOC according to a certain percentage of the nominal principal/transaction amount of the transaction, or when floating loss occurs to the derivative transaction, Party A may offset additional amount of LOC granted to Party B according to the specific agreement between the parties (the additional amount being offset shall be determined by Party A according to the type, duration and risk of the derivative, as well as the risk coefficient of the business corresponding to the offset LOC at the occurrence of each specific trading). The amount of LOC being actually offset shall be subject to the notice of amount of LOC being offset issued by Party A and/or trading confirmation letter/certificate and other trading documents.

2. Where there is a derivative transaction with a balance or loss during the credit period, it shall offset the LOC in accordance with the provisions of the preceding clauses, regardless of whether the transaction occurs within the credit period.

Annex VI: Special Provisions regarding Gold Leasing

1. The gold leasing service means that Party A leases the physical gold to Party B, and Party B will return the same amount of gold with the same quality after the expiration of the lease, and pay a lease fee to Party A by installment.

2. Party A may provide gold leasing service during the credit period and within the LOC according to the application of Party B. The physical gold leased out by Party A shall offset the LOC according to the value agreed in the gold lease agreement signed by both parties, and constitute debts owed by Party B to Party A.

Special Notes:

All terms and conditions of this Agreement (including attachments) have been fully negotiated by both parties. Party A has requested Party B to pay special attention to the clauses concerning Exemption or limitation of Party A’s liability, Party A’s unilateral possession of certain rights, increase of Party B’s liability or limitation of Party B’s rights, and make a comprehensive and accurate understanding of them. Party A has made corresponding explanation for the above terms at the request of Party B. All parties have the same understanding of the terms of this agreement.

(The content hereinafter contains no main text)

(The following is the signature column of the credit agreement No. 121xy2019029438)

(This page is the signature page for the (Credit Granting Agreement) numbered (5202180601))

Party A:                                                      (seal)

Person in charge or authorized signatory:

(signature/seal):

(China Merchants Bank Co., Ltd., Shanghai Century Avenue Branch)

Party B:                                                      (seal)

Legal representative/person in charge or the authorized signatory

(signature/seal):

CLPS Incorporation

Signed on: December 17, 2019

Signed in: Pudong New Area, Shanghai